CMA Multi-State Municipal Series Trust
Series Number: 10
File Number: 811-5011
CIK Number: 810598
CMA Michigan Municipal Money Fund
For the Period Ending: 09/30/2003

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner, & Smith Inc., for the six months ended September 30, 2003.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

05/21/2003	$7,400	Michigan State Housing Authority	1.07%	07/01/2003
07/01/2003	7,400	Michigan State Housing Authority	0.95	08/05/2003
08/05/2003	7,400	Michigan State Housing Authority	0.88	10/21/2003